Exhibit 12.1

Our File No.	1016148-280865

July 9, 2026

Modern Mining Technology Corp.

c/o 1055 West Georgia St., 1500 Royal Centre

Vancouver, British Columbia

Canada, V6E 4N7

Attn:	Board of Directors

Dear Sirs:

Re:	Modern Mining Technology Corp.

We have acted as counsel to Modern Mining Technology Corp., a British Columbia corporation (the “Company”), in connection with the Company’s filing of the Post-Qualification Amendment No. 1 to the Company’s Offering Statement on Form 1-A filed with the Securities and Exchange Commission (the “SEC”) on the date hereof (the “PQA”), which amends the Offering Circular, dated March 19, 2026 (as so amended, the “Offering Circular”), contained in the Offering Statement on Form 1-A qualified by the SEC on March 19, 2026, pursuant to Regulation A under the United States Securities Act of 1933, as amended (the “Act”). The PQA contemplates the offering (the “Offering”) for sale of up to a maximum of 9,411,764 common shares (the “Common Shares”) of the Company to raise an aggregate total of up to US$39,999,997 at a subscription price of US$4.25 per Common Share.

The Company has engaged Digital Offering, LLC, a broker-dealer registered with the SEC and Financial Industry Regulatory Authority, Inc. (“Digital Offering”), to act as lead selling agent with respect to the Offering in the United States, and Research Capital Corporation, a Canadian Investment Regulatory Organization member (“RCC”), to act as the selling agent with respect to the Offering solely in certain Provinces of Canada. As compensation for the services of Digital Offering and RCC, the Company has agreed, pursuant to an engagement letter agreement between the Company and Digital Offering dated September 3, 2025 (the “DO Engagement Agreement”), and pursuant to an engagement letter agreement between the Company and RCC dated February 4, 2026 (the “RCC Engagement Agreement”), to pay a cash commission of 7.0% to (i) Digital Offering on sales of the Common Shares in the Offering in jurisdictions other than Canada, and (ii) RCC on sales of the Common Shares in the Offering in Canada. In addition, pursuant to the DO Engagement Agreement and the RCC Engagement Agreement, the Company has agreed to issue warrants (each, an “Agent Warrant”) to Digital Offering for Common Shares sold in the United States and to RCC for Common Shares sold in Canada, in each case equal in number to two and one-half percent (2.5%) of the total number of Common Shares sold, subject to an aggregate cap of 235,294 Agent Warrants. Each Agent Warrant will entitle the holder thereof to purchase one Common Share (each, an “Agent Warrant Share”) at an exercise price of US$5.3125 per Agent Warrant Share until March 19, 2031.

McMillan LLP ½ Royal Centre, 1055 W. Georgia St., Suite 1500, PO Box 11117, Vancouver, BC, Canada V6E 4N7 ½ t 604.689.9111 ½ f 604.685.7084

Lawyers ½ Patent & Trade-mark Agents ½ Avocats ½ Agents de brevets et de marques de commerce

Vancouver ½ Calgary ½ Toronto ½ Ottawa ½ Montréal ½ mcmillan.ca

July 9, 2026 Page 2

Documents Reviewed

In rendering the opinions set forth below, we have reviewed the following documents:

●	the Company’s Notice of Articles;

●	the Company’s Articles (together with the Notice of Articles, the “Constating Documents”);

●	the Offering Circular;

●	the PQA;

●	the forms of Subscription Agreement;

●	the form of warrant certificate representing the Agent Warrants (the “Agent Warrant Certificate”);

●	the DO Engagement Agreement;

●	the RCC Engagement Agreement;

●	certain records of the Company’s corporate proceedings as reflected in its minute books, including resolutions of the directors approving, among other things, the Offering, the PQA, the forms of subscription agreement to be entered into between the Company and purchasers of the Common Shares, the DO Engagement Agreement, the RCC Engagement Agreement and the form of Agent Warrant Certificate (the “Board Resolutions”); and

●	other documents as we have deemed relevant.

In addition, we have relied upon a certificate (the “Officers’ Certificate”) of certain officers of the Company dated as of even date herewith as to certain questions of fact material to our opinions. For purposes of this opinion, we have not reviewed any documents other than the documents listed above. In particular, we have not reviewed, and express no opinion on, any document that is referred to or incorporated by reference into the documents reviewed by us.

July 9, 2026 Page 3

Assumptions, Limitations and Qualifications

Our opinions expressed herein are subject in all respects to the following assumptions, limitations and qualifications:

●	the PQA (including any amendments thereto), will have become qualified under the Act and will continue to be qualified at all relevant times;

●	the Common Shares will be offered, issued and sold in compliance with applicable United States federal and state securities laws, and in the manner stated in the Offering Statement;

●	the Constating Documents of the Company in the forms reviewed by us are in full force and effect, and have not been amended, restated, supplemented or otherwise altered, and there has been no authorization of any such amendment or other alteration, in each case since the date hereof;

●	the minute books of the Company reflect all corporate proceedings of the Company, are accurate and up-to-date, and correctly reflect the directors and officers of the Company;

●	that each of the Agent Warrant Shares issued upon exercise of the Agent Warrants will be issued in accordance with the terms of the relevant Agent Warrant Certificate, the Board Resolutions, the DO Engagement Agreement or the RCC Engagement Agreement, as applicable, and the Offering Circular contained in the PQA;

●	that prior to or contemporaneous with the issuance of any Agent Warrants or Agent Warrant Shares upon the exercise of such Agent Warrants, the Company shall have received the consideration therefor specified in the DO Engagement Agreement or the RCC Engagement Agreement, as applicable, or the relevant Agent Warrant Certificate;

●	we have assumed (i) the legal capacity of all natural persons, (ii) the genuineness of all signatures on documents examined by us, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic or other copies, and (v) that the documents, in the forms submitted to us for review, have not been and will not be altered or amended in any respect; and

●	we have assumed that each of the statements made and certified in the Officers’ Certificate was true and correct when made, has at no time since being made and certified become untrue or incorrect, and remains true and correct on the date hereof.

The opinions expressed in this letter are rendered as of the date hereof and are based on our understandings and assumptions as to present facts, and on the application of applicable law as the same exists on the date hereof. We assume no obligation to update or supplement this opinion letter after the date hereof with respect to any facts or circumstances that may hereafter come to our attention or to reflect any changes in the facts or law that may hereafter occur or take effect.

Our opinion is limited to law of the Province of British Columbia and the federal laws of Canada applicable therein, including all applicable provisions of the Business Corporations Act (British Columbia). We have not considered, and have not expressed any opinion with regard to, or as to the effect of, any other law, rule, or regulation, state or federal, applicable to the Company. In particular, we express no opinion as to United States federal securities laws.

July 9, 2026 Page 4

Opinion

Based upon and subject to the foregoing, we are of the opinion that:

1. the Common Shares have been duly authorized by all necessary corporate action on the part of the Company and, when the Common Shares are issued and sold in the manner and under the terms described in the Offering Circular, will be validly issued, fully paid and non-assessable;

2. the Agent Warrants have been duly authorized by all necessary corporate action on the part of the Company and, when the Agent Warrants are issued pursuant to the Offering Circular and DO Engagement Agreement or RCC Engagement Agreement, as applicable, will be duly and validly created, issued and delivered; and

3. the Agent Warrant Shares have been duly authorized and reserved for issuance by all necessary corporate action on the part of the Company and, when issued and paid for upon exercise of the Agent Warrants in accordance with the terms and conditions in the relevant Agent Warrant Certificate, will be validly issued, fully paid and non-assessable.

Consent

We hereby consent to the filing of this opinion with the SEC as an exhibit to the PQA. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.

This opinion letter is furnished to you at your request in accordance with the requirements of Item 17(12) of Form 1-A in connection with the filing of the PQA, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose. No opinion is expressed as to the contents of the PQA, other than the opinion expressly set forth herein. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Yours truly,

/s/ McMillan LLP